   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1999

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            PARKWAY PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

                         MARYLAND                                                   74-2123597
               (State or other jurisdiction                            (I.R.S. Employer Identification No.)
             of incorporation or organization)

                         ONE JACKSON PLACE, SUITE 1000
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

            STEVEN G. ROGERS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            PARKWAY PROPERTIES, INC.
                         ONE JACKSON PLACE, SUITE 1000
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   Copies to:
                            JOSEPH P. KUBAREK, ESQ.
                        JAECKLE FLEISCHMANN & MUGEL, LLP
                            800 FLEET BANK BUILDING
                             TWELVE FOUNTAIN PLAZA
                          BUFFALO, NEW YORK 14202-2292
                                 (716) 856-0600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                       PROPOSED MAXIMUM  PROPOSED MAXIMUM
                                                       AMOUNT TO BE     OFFERING PRICE       AGGREGATE         AMOUNT OF
       TITLE OF SECURITIES TO BE REGISTERED           REGISTERED(2)      PER UNIT(3)     OFFERING PRICE(3)  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(1).........  1,000,000 Shares       $28.75          $28,750,000          $7,590
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also relates to the rights to purchase shares of common stock of the Registrant which are attached to all shares of common stock issued, pursuant to the terms of the Registrant's Rights Agreement dated September 7, 1995. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such common stock. Because no separate consideration is paid for the rights, the registration fee therefor is included in the fee for the common stock.

(2) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.

(3) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the common stock of Parkway Properties, Inc. on December 14, 1999, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for the purposes of determining the registration fee.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION -- DATED DECEMBER 17, 1999

                            PARKWAY PROPERTIES, INC.

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                        1,000,000 SHARES OF COMMON STOCK

     We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The plan provides you with an economical and convenient way to purchase shares of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol "PKY." On December 14, 1999, the last reported trading price of the common stock was $29.00. Some of the significant features of the plan are:

     - You may purchase additional shares of common stock by automatically reinvesting some or all of your cash dividends on our stock.

     - You may also purchase shares of our common stock by making optional cash payments of $100 to $10,000 per month.

     - You can decide whether or not to participate in the plan, and you may terminate your participation at any time.

     - The purchase price for newly issued shares of common stock that you acquire with reinvested dividends or optional cash investments within the plan limits will generally be 97% of the average of the daily high and low sales price for a share of our common stock reported by the New York Stock Exchange for the five days, on which trades of our stock are reported, immediately preceding the applicable investment date. In no event, however, will the purchase price be less than 95% of the average of the high and low sales price for our common stock on the applicable investment date.

     - The purchase price for shares purchased directly from us with optional cash investments made with requests for waiver of the maximum optional cash purchase will be 97% of the average of the daily high and low sales price of our common stock on the New York Stock Exchange for the ten days, on which trades of our stock are reported, immediately preceding the applicable investment date.

     - The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal 97% of the weighted average of the price we paid for those shares, including any brokerage commissions.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               The date of this prospectus is             , 1999.

                              SUMMARY OF THE PLAN

     The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

ENROLLMENT:                  You can participate in the plan if you currently
                             own shares of our stock by submitting a completed
                             Enrollment Authorization Form. You may obtain an
                             Enrollment Authorization Form from the plan administrator, Harris Trust and Savings Bank. You may participate directly in the plan only if you hold our stock in your own name or upon making an initial purchase. If you hold shares through a brokerage or other account, you may arrange to have your broker or other custodian participate on your behalf.

INITIAL INVESTMENT:          If you do not own any shares of our stock, you can
                             participate in the plan by submitting an executed
                             Direct Stock Services Initial Investment Form and by making an initial investment in common stock through the plan. The minimum initial investment is $100 and the maximum initial investment is $10,000.

REINVESTMENT OF DIVIDENDS:   You can reinvest your cash dividends on some or all
                             of your shares of common stock or some or all of your shares of preferred stock toward the purchase of shares of common stock, without paying fees.

OPTIONAL CASH INVESTMENTS:   After you enroll in the plan, you can buy
                             additional shares of common stock with optional cash payments without paying fees. You can invest a minimum of $100 up to a maximum of $10,000 in any one calendar month.

SOURCE OF SHARES:            The administrator of the plan will purchase shares
                             of common stock in one of the following ways:

                             - directly from us as newly issued shares of common
                               stock, or

                             - from parties other than Parkway, either in the
                               open market or other negotiated transactions.

PURCHASE PRICE:              The purchase price for shares of common stock under
                             the plan depends on how you purchase the shares and on whether we issue new shares to you or the plan obtains your shares by purchasing them in the open market.

                             The purchase price for shares of common stock that the plan administrator purchases directly from us with reinvested dividends or optional cash investments within the plan limits initially will be 97% of the average daily high and low sales price for a share of our common stock reported by the New York Stock Exchange for the five days, on which trades of our stock occur, immediately prior to the applicable investment date. In no event, however, will the purchase price be less than 95% of the average of the high and low sales price for our common stock on the applicable investment date.

                             The purchase price for shares purchased directly from us with optional cash investments made with requests for waiver will be 97% of the average of the daily high and low sales price of our stock on the New York Stock Exchange for the ten trading days, on which our stock trades, immediately prior to the applicable investment date.

                             The purchase price for any shares you purchase through the plan that the plan administrator purchases from parties other than Parkway, either on the open market or in privately negotiated transactions, rather than directly from us, will be 97% of the weighted average price per share actually paid by the plan administrator, including any brokerage commissions.

TRACKING YOUR INVESTMENT:    You will receive periodic statements of the
                             transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

ADMINISTRATION:              Harris Trust and Savings Bank initially will serve
                             as the administrator of the plan. If you are currently a stockholder, you should contact the administrator at:

                             Harris Trust and Savings Bank
                             Dividend Reinvestment Services
                             P.O. Box A3309
                             Chicago, Illinois 60690-3309
                             (877) 588-4124
                             webshare@harrisbank.com

INITIAL PURCHASE OF STOCK
BY NON-STOCKHOLDERS:         For initial purchases of common stock, investors
                             who are not otherwise stockholders should contact
                             Shareholder Communications, Inc. by telephone at
                             (800) 286-9178 or investors may access NetStock
                             Direct on the world wide web at www.netstock.com.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

     - our Annual Report on Form 10-K for the year ended December 31, 1998;

     - our Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

     - our Quarterly Report on Form 10-Q for the three months ended June 30, 1999;

     - our Quarterly Report on Form 10-Q for the three months ended September 30, 1999;

     - the description of our common stock contained in our registration statement on Form 8-A, filed on August 5, 1996, and all amendments and reports updating that description;

     - the description of the rights to purchase shares of our common stock contained in our registration statement on Form 8-A, filed on September 8, 1995, and all amendments and reports updating that description; and

     - our Current Report on Form 8-K dated March 24, 1999.

     You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Investor Relations. Our telephone number is
(601) 948-4091 or (800) 748-1667. You may also reach us by e-mail through our website at www.parkwayco.com.

     This prospectus is part of a registration statement we filed with the SEC.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                         ABOUT PARKWAY PROPERTIES, INC.

     We are a self-administered real estate investment trust specializing in the operations, leasing, management, acquisition and financing of office properties in the Southeastern United States and Texas. Parkway and its predecessors have been public companies engaged in the real estate business since 1971, and have successfully operated and grown through several major real estate cycles. As of December 7, 1999, we owned or had an interest in 52 office properties located in 12 states encompassing approximately 7.4 million net rentable square feet. We seek to acquire Class A, A- or B+ office properties ranging in size from 50,000 to 500,000 net rentable square feet in markets characterized by above-average employment and population growth.

     Our principal executive offices are located at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, and our telephone number is (601) 948-4091 or (800) 748-1667. We also have a website at www.parkwayco.com.

     Additional information regarding Parkway, including our audited financial statements and descriptions of Parkway, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 4.

             TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

     The following questions and answers constitute our Dividend Reinvestment and Stock Purchase Plan and explain how it works. We expect to continue to pay quarterly distributions on our shares of common stock in the future, as we have done in the past. If you are a stockholder and do not participate in this plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them. In the plan, we refer to our current stockholders, holders of units of limited partnership interests in Parkway Properties LP and new investors who participate in this plan as "participants." All references to "our stock" in this prospectus refer collectively to our common stock and all classes or series of our preferred stock (including any additional class or series of our preferred stock that we may designate and issue in the future).

                              GENERAL INFORMATION

1. WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of this plan is to provide current owners of our stock and holders of units of limited partnership interests of Parkway Properties LP, as well as interested new investors, with an economical and convenient way to invest in Parkway. As a current owner of our stock or holder of limited partnership units of Parkway Properties LP, you can invest cash dividends or distributions in additional shares of our common stock without paying any brokerage commissions, service charges or fees on newly issued shares that the plan administrator buys directly from us.

     However, this plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading of our common stock. We may modify, suspend or terminate participation in this plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purposes of this plan.

2. WHAT ARE THE ADVANTAGES OF THE PLAN?

     - You can reinvest cash dividends paid on some or all of your shares of our stock. You can also invest distributions paid on some or all of your units of limited partnership interest. You will not pay any service charge on these purchases. You will also not pay any brokerage commissions on newly issued shares that the plan administrator buys directly from us, although you will pay any brokerage commissions that the plan administrator pays if it purchases our shares from parties other than Parkway. In addition, the purchase price for shares of common stock that you acquire with reinvested dividends or reinvested distributions will be at a discount, which is currently 3%.

     - In addition to shares you purchase by reinvesting dividends or distributions, you may buy additional shares directly from us, subject to minimum and maximum amounts, and you will not pay any brokerage commissions or service charges on newly issued shares. You will pay any brokerage commissions that the plan administrator pays when making purchases of shares from parties other than Parkway under the plan.

     - You may reinvest all cash dividends or distributions because the plan allows you to purchase fractional shares of common stock. Dividends on fractional plan shares, as well as on whole plan shares, will be reinvested in additional shares which we will credit to your plan account.

     - If you request, the plan administrator will send you certificates for shares purchased, otherwise the plan administrator will provide for the safekeeping of certificates for shares credited to your plan account. You pay no fee for this service.

     - You can also deposit certificates for any other shares of our stock registered in your name for safekeeping with the plan administrator. You pay no fee for this service. Because you bear the risk of loss in sending certificates to the plan administrator, certificates should be sent by registered mail, return receipt requested and properly insured.

     - We will send you periodic statements showing current account information, including purchases of common stock held in your plan account and your most recent plan account balance. This simplifies your record keeping.

3. WHAT ARE THE DISADVANTAGES OF THE PLAN?

     - We will not pay you any interest on dividends, distributions or optional cash payments held by the plan administrator before the investment date. See Question 23 on page 14 that defines the investment date. In addition, if you send us money to buy common stock directly from us, we will return that money to you, without interest, if it is below the minimum amount or above the maximum amount allowed.

     - We will not determine the purchase price of shares that you purchase under the plan until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

     - You will pay any brokerage commissions that the plan administrator pays if it purchases shares from parties other than Parkway.

     - If you decide to purchase common stock directly from us, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

     - If you request the plan administrator to sell common stock credited to your plan account, the plan administrator will deduct a transaction fee, any brokerage commission and any applicable stock transfer taxes from the proceeds of the sale.

     - You cannot pledge shares of common stock deposited in your plan account until the shares are withdrawn from this plan.

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Record Owners. If you own our stock in your own name as a "record owner" you are eligible to participate directly in this plan.

     Beneficial Owners. You are a "beneficial owner" if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. If you are a beneficial owner, you can participate in the plan in one of two ways.

     - You can participate directly in the dividend reinvestment feature of the plan by becoming a record owner. You can do this by having one or more shares of our stock transferred into your own name from that of your bank, broker or other nominee.

     - You may also ask the bank, broker or other nominee who is the record owner to participate on your behalf. Except for instructions received from brokers and bank nominees, we cannot recognize instructions received from anyone acting as an agent on behalf of other participants in this plan.

     Non-stockholders. If you do not currently own any of our stock you may participate in this plan by making an initial purchase of common stock through the stock purchase feature of this plan.

5. ARE THERE LIMITATIONS ON PARTICIPATION IN THE PLAN OTHER THAN THOSE DESCRIBED ABOVE?

     We may, for any reason or no reason, decide not to allow you to participate in the plan even if you qualify for participation in this plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this plan. We may preclude residents of those jurisdictions from participating in this plan.

     We may also limit participation by some stockholders in order to maintain our tax-advantaged status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as determined under the Internal Revenue Code. We may terminate your participation in this plan at any time by sending you written notice of the termination. We would do this if your participation would violate restrictions contained in our charter which are designed to assure compliance with the restrictions of the Internal Revenue Code. Our charter prohibits any stockholder, directly or indirectly, from beneficially owning more than 9.8%, in value or in number, of our outstanding stock.

     If you attempt to transfer or acquire any shares of our capital stock that would result in direct or indirect ownership of our capital stock in excess of this ownership limit, or if the transfer or acquisition would for any other reason result in disqualification of Parkway as a REIT, the transfer or acquisition will be null and void. Our charter provides that our capital stock subject to this limitation is subject to the automatic conversion of the shares purported to be transferred in excess of the ownership limit into Excess Stock, shares with no voting and distribution rights, and to various rights of Parkway to enforce the ownership limitation, including transfer of the shares to a trust. We may invalidate any purchases made under this plan that, in our sole discretion, may violate the 9.8% ownership limit.

     You cannot transfer your right to participate in this plan except by transferring your interest in our stock to another person.

6. WHO ADMINISTERS THE PLAN?

     Harris Trust and Savings Bank, the transfer agent for our common stock, administers the plan for participants, maintains records, provides regular account statements to participants, and performs other duties relating to this plan. Current stockholders can contact the plan administrator at:

                            Harris Trust and Savings Bank
                            Dividend Reinvestment Services
                            P.O. Box A3309
                            Chicago, Illinois 60690-3309

Please reference Parkway and your account number in all correspondence. When corresponding with the plan administrator, we suggest that you give your daytime telephone number and area code.

     You may also telephone the plan administrator, toll free, at (877) 588-4124. An automated phone system is available Monday through Friday from 6:00 a.m. until 9:00 p.m. and on Saturday and Sunday from 8:00 a.m. until 9:00 p.m. Customer service representatives are available from 8:30 a.m. to 5:00 p.m. Central time each business day. Spanish language translation service is available.

     The plan administrator's e-mail address is webshare@harrisbank.com and its website is www.harrisbank.com.

     If you wish to contact Parkway directly, you may write or call:

                            Parkway Properties, Inc.
                            Investor Relations
                            One Jackson Place, Suite 1000
                            188 East Capitol Street
                            Jackson, Mississippi 39201-2195
                            (601) 948-4091

     You may also reach Parkway by e-mail through our website at www.parkwayco.com.

     Investors who are not currently stockholders may contact Shareholder Communications, Inc. by telephone at (800) 286-9178 or NetStock Direct via the world wide web at www.netstock.com regarding initial purchases of common stock.

                          YOUR CHOICES UNDER THE PLAN

7. WHAT INVESTMENT CHOICES ARE AVAILABLE UNDER THE PLAN?

     We offer you two ways of investing in our common stock through the plan:

     - First, you may automatically reinvest all, part or none of the cash dividends paid on shares of our stock that you own.

     - Additionally, you may make optional cash investments ranging from a minimum of $100 per month up to a maximum of $10,000 per month to purchase common stock.

     You can invest 100% of your dividends under the plan because the plan permits you to purchase whole shares as well as fractional shares of common stock. In addition, we will credit your account for dividends on both full and any fractional shares, according to the investment option you select.

     Holders of units of limited partnership interests of Parkway Properties LP can also automatically invest some or all of their quarterly distributions from Parkway Properties LP in shares of common stock of Parkway. Except as otherwise noted, the discussion in the following questions in this prospectus relating to the reinvestment of dividends on our stock also applies to the investment choices available to holders of limited partnership interests and to the mechanics and timing of the investment of quarterly distributions from Parkway Properties LP in our common stock.

8. HOW DOES THE OPTIONAL CASH INVESTMENT FEATURE WORK?

     Optional cash investments allow you to purchase more shares than you could purchase just by reinvesting dividends after they are paid to you. You can buy shares of our common stock each month with optional cash investments after you submit a properly executed and signed Enrollment Authorization Form. The plan administrator will use your optional cash investment to purchase common stock for your plan account on the next investment date after it receives your cash payment.

     You can make optional cash investments even if you have not chosen to reinvest your cash dividends on shares held by you, remembering that any stock purchased through the plan will continue to have dividends received on such shares reinvested. If you choose to make only optional cash investments, we will continue to pay cash dividends when and as declared on any shares of our stock registered in your name, and dividends paid to you on your plan shares will be reinvested.

     You may make your first optional cash investment when you enroll by enclosing a check with the Enrollment Authorization Form. Checks should be made payable to Harris Trust and Savings Bank, the plan administrator, and returned along with the Enrollment Authorization Form. Afterwards, you may make optional cash investments by completing the Cash Payment Form attached to your account statement. You may also use the automatic monthly investment feature, described below. If you use the Cash Payment Form, you must send the plan administrator a separate Cash Payment Form and a separate check for each transaction. The plan administrator will not accept third party checks.

     If any check you deliver to the plan administrator is returned unpaid, the plan administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased with that check. The plan administrator may sell those shares to satisfy any uncollected amount and a $25 returned check fee. If the proceeds from the sale of the common stock do not satisfy the brokerage fees, uncollected balance and returned check fee, the plan administrator may sell additional shares from your plan account to satisfy the brokerage fees, uncollected balance and fee. Checks should be made payable to Harris Trust and Savings Bank and should be made out in U.S. funds drawn on a U.S. bank.

     If you elect to make optional cash investments in any month, you must mail funds to the address indicated on the Cash Payment Form. If the plan administrator does not receive your funds and Cash Payment Form at least two business days prior to the next investment date, the plan administrator will not invest your funds on the next investment date but will hold your funds for investment on the next subsequent investment date.

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

9. WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH INVESTMENTS?

     You may make optional cash investments at any time. However, your optional cash investments cannot exceed $10,000 per month. A minimum investment of $100 per month is required to exercise this option. We can, however, in our sole discretion waive or lower the minimum investment requirement. You do not have to send the same amount of money each month and there is no requirement that you make an optional cash investment each month.

10. IS IT POSSIBLE FOR ME TO INVEST MORE THAN $10,000 PER MONTH IN PARKWAY
STOCK?

     Yes. If you submit a written Request for Waiver Form and our board of directors approves your request, you may invest more than the $10,000 maximum per month in our common stock. At its sole discretion, our board of directors may in the future delegate the authority to approve requests for waivers to an authorized officer or committee of our board of directors. You must send the Request for Waiver Form directly to us, by mail to, Investor Relations, Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, or by facsimile at (601) 949-4077 and we must receive it at least 21 business days before the next investment date. Then, if your request is approved, you must send funds for your optional cash investment and our form of approval to the plan administrator at least 14 business days before the next investment date. We will promptly notify you whether we approved your request, or the amount of your request that we approved. To obtain a Request for Waiver Form, you should request the form from us at (601) 948-4091 or (800) 748-1667. Completed Requests for Waiver Forms should be sent to Parkway at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Investor Relations or by facsimile at (601) 949-4077.

     We may grant or deny any request for waiver for any reason or no reason. If you and other participants request to invest amounts that are, in total, more than what we would accept, we may honor your request and the requests of other participants, pro rata or by any other appropriate method.

11. ARE THERE ANY SPECIAL TERMS RELATING TO INVESTMENTS I MAY MAKE WITH REQUESTS FOR WAIVER?

     Purchase Price. The purchase price for shares purchased directly from us with requests for waiver will be 97% of the average of the daily high and low sales price of our common stock on the NYSE for the ten days, on which our common stock trades, immediately preceding the next investment date. The purchase price for shares purchased in the open market or in privately negotiated transactions with third parties will equal 97% of the weighted average of the price we paid for those shares, including any brokerage commissions. We will compute the purchase price to the fourth decimal place. Purchases you make with requests for waiver may be subject to a minimum price. To obtain specific information for a specific investment date, please call Investor Relations at (601) 948-4091 or (800) 748-1667.

     Minimum Price. We may establish a minimum price for optional cash investments made with requests for waiver for any investment date. For some investment dates, we may not establish a minimum price. If we establish a minimum price, it will be stated as a dollar amount that the purchase price for the shares of our common stock must equal or exceed. If the price of our common stock is less than the minimum price on any trading day during the pricing period, then we will exclude that day and the trading prices for that day from the calculation of the purchase price. For example, if the minimum price is not satisfied for three of the ten days in a pricing period, then the purchase price will be based on the remaining seven days when the minimum price is satisfied. For each day during the pricing period that the minimum price is not satisfied, we will return one tenth of each optional cash investment made with a request for waiver to you by check, without interest, as soon as practicable after the applicable investment date. The establishment of a minimum price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver.

     Waiver Discount. The current discount for purchases made pursuant to Requests for Waiver is 3%. This discount may range between 0% and 3% and may vary each month at Parkway's sole discretion, but once established will apply uniformly to all cash investments made pursuant to Requests for Waiver during that month. The discount will be established in our sole discretion after a review of relevant factors including, but not limited to, current market conditions, the level of participation in the plan, and current and projected capital needs.

Participants may obtain information about the discount applicable to the next investment date by telephoning us at (601) 948-4091 or (800) 748-1667. Setting the discount for a particular month shall not affect the setting of the discount for any subsequent month. The discount feature discussed above applies only to cash investments made pursuant to written Requests for Waiver and does not apply to the reinvestment of cash dividends or optional cash investments and initial investments of $10,000 or less.

12. WHEN MUST FUNDS FOR OPTIONAL CASH INVESTMENTS BE RECEIVED BY THE PLAN ADMINISTRATOR?

     The plan administrator must receive funds for optional cash investments at least two business days prior to the next investment date. Funds for optional cash investments will be invested monthly on the next investment date. If you change your mind with respect to an optional cash investment, the plan administrator will return your funds to you if the plan administrator receives a request from you at least three business days before the next investment date. The plan administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $100. The plan administrator will also return funds for your optional cash investment that exceed the maximum allowable investment of $10,000 per month unless we granted your prior request for waiver.

     Neither we nor the plan administrator will pay you interest on funds you send for optional cash investments.

13. WHAT IS THE AUTOMATIC MONTHLY INVESTMENT FEATURE OF THE PLAN?

     You may make optional cash investments by means of an "automatic monthly investment" of not less than $100 nor more than a total of $10,000 each month by electronic funds transfer from a predesignated U.S. account.

     If you wish to begin making automatic monthly investments, you must provide written authorization to the plan administrator together with a voided blank check for the account from which funds are to be drawn. The plan administrator will process the requests as promptly as practicable.

     Once you begin making automatic monthly investments, the plan administrator will draw funds from your designated account five business days before the next investment date of each month and will purchase shares of common stock on that investment date. You may change the amount of your automatic monthly investment or terminate your automatic monthly investment by providing new written instructions to the plan administrator. The change will be effective for that month if the plan administrator receives the instructions prior to the last business day of the preceding calendar month.

     A fee of $25 will be charged on any returned unpaid electronic funds transfers. The plan administrator may sell shares from your plan account to satisfy this $25 fee and any brokerage fees incurred as a result of this sale.

14. ARE THERE ANY EXPENSES IN CONNECTION WITH PURCHASES UNDER THE PLAN?

     You generally do not pay any brokerage commissions, service charges or fees on shares you purchase through reinvestment of dividends or optional cash purchases. Parkway pays all costs of administration of this plan. However, if the plan administrator pays brokerage commissions when making purchases of common stock from parties other than Parkway, you will pay those commissions as part of the price that you pay for shares under the plan. In addition, you must pay brokerage commissions and an administrative fee if you request the plan administrator to sell your shares held in this plan. An administrative fee is also charged to you in the event you gift or otherwise transfer your shares held in this plan. Also, investors who are not otherwise stockholders of Parkway will be charged an enrollment fee upon participation in the plan.

     If you contact the plan administrator toll free at (877) 588-4124, they will provide you with the brokerage commission, administrative fee and enrollment fee currently in effect.

                           PARTICIPATING IN THE PLAN

15. HOW CAN I PARTICIPATE?

     If you are a record owner of our stock you may join the plan by completing and signing an Enrollment Authorization Form and returning it to the plan administrator or by contacting the plan administrator at (877) 588-4124.

     If you are a beneficial owner and wish to join the plan, you must contact your bank, broker or other nominee to arrange participation in the plan on your behalf. To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and accept optional cash investments under the stock purchase feature of this plan by record owners such as brokers, banks and other nominees, on behalf of beneficial owners. You must make sure that the broker, bank or other nominee passes along the proceeds of any applicable discount for purchases through the plan to your plan account.

     Alternatively, if you are a beneficial owner of our stock you may simply request that the number of shares of our stock you wish to be enrolled in this plan be reregistered by the bank, broker or other nominee in your own name as record owner. You can then participate in the plan directly. You should contact your bank, broker or nominee for information on how to reregister your shares.

     If you do not currently own shares of our stock, you may join the plan as a record owner by completing and signing a Direct Stock Services Initial Investment Form and by making an initial investment between $100 and $10,000. At the same time, you may designate all, a portion or none of the stock you purchased to be enrolled in the dividend reinvestment feature of the plan. Initial investors should contact Shareholder Communications, Inc. at (800) 286-9178 or Net Stock Direct at www.netstock.com for initial purchases of common stock.

16. WHAT ALTERNATIVES DOES THE ENROLLMENT AUTHORIZATION FORM AND THE DIRECT STOCK SERVICES INITIAL INVESTMENT FORM PROVIDE?

     Both the Enrollment Authorization Form and the Direct Stock Services Initial Investment Form allow you to decide the extent of your participation in this plan. By checking the appropriate box on the Enrollment Authorization Form or the Direct Stock Services Initial Investment Form, you indicate which features of the plan you will use.

     Full Reinvestment of Distributions: Select this option if you wish to reinvest the dividends on all our stock registered in your name as well as on all stock credited to your plan account. Selecting this alternative also permits you to make monthly optional cash investments.

     Partial Reinvestment of Distributions: Select this option if you wish to reinvest the dividends on a specified number of shares of our stock registered in your name or credited to your plan account. Selecting this alternative also allows you to make monthly optional cash investments.

     Optional Cash Investments Only: Select this option if you wish to participate in the plan only by making monthly optional cash investments. You will continue to receive cash dividends on all our stock registered in your name however, dividends will be reinvested on any full and fractional shares credited to your plan account.

                                   IMPORTANT:

     If you return the Enrollment Authorization Form or the Direct Stock Services Initial Investment Form to the plan administrator without any of the boxes checked, the plan administrator will automatically enroll you in the full dividend reinvestment alternative.

     The plan administrator will not process your Enrollment Authorization Form or the Direct Stock Services Initial Investment Form if the form does not have the proper signature(s).

17. HOW CAN I CHANGE MY METHOD OF PARTICIPATION?

     You may change your method of participation at any time by completing an Enrollment Authorization Form and returning it to the plan administrator or by submitting a written request to the plan administrator.

18. IN WHOSE NAME WILL PLAN ACCOUNTS BE MAINTAINED?

     The plan administrator will maintain your account in your name as shown on our records at the time you enter the plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your plan account.

19. CAN I WITHDRAW FROM THE PLAN?

     Yes. The plan is entirely voluntary, and you may withdraw at any time. If the plan administrator receives your written request to withdraw from the plan at least three business days before the applicable dividend record date for our stock, you will once again receive cash dividends on whole shares you own. The plan administrator will refund optional cash investments that have not been invested if the plan administrator receives your request for refund either prior to or at the same time your request for withdrawal is made. Otherwise, the plan administrator will invest your optional cash payment on the next investment date.

     If the plan administrator receives your request to withdraw from the plan less than three business days before the applicable dividend record date, it will process your request as promptly as possible following that investment date.

20. HOW DO I WITHDRAW FROM OR RE-ENROLL IN THE PLAN?

     In order to withdraw from the plan, you must provide the plan administrator with your written request to withdraw from the plan.

     You may request:

     - that the plan administrator send all future dividends to you by check and continue to hold your plan shares in your plan account (in such case you may continue to make optional cash investments): dividends on plan shares will continue to be reinvested;

     - that the plan administrator discontinue any automatic withdrawals of funds and purchases of shares;

     - that a certificate be issued for all full shares of common stock held for your account and a check be issued for the proceeds from the sale of any fractional share less any fees or commissions; or

     - that all full shares and any fractional share held for your account be sold and a check issued for the net proceeds, less any applicable brokerage fees and commissions, service or administrative charges and transfer tax.

     If a request to withdraw is received near a record date for an account whose dividends are to be reinvested, the plan administrator in its sole discretion may either pay such dividends in cash or reinvest them in shares on behalf of the terminating participant. In the event reinvestment is made, the plan administrator will process the termination as soon as practicable, or within five business days after the investment is completed.

     If you do not own at least one whole share registered in your name or held through the plan, your participation in the plan may be terminated. We may also terminate the plan or your participation in the plan after written notice in advance mailed to your address appearing on the plan administrator's records. If your participation in the plan is terminated, you will receive certificates for whole shares held in your account and a check for the cash value of any fractional share held in your terminated plan account.

     Generally, you may elect to re-enroll in this plan at any time, simply by following the same procedures used to enroll initially. However, we may reject your Enrollment Authorization Form or Direct Stock Services Initial Investment Form if we believe that you have enrolled in the plan and withdrawn too often. We would do this because we intend to minimize unnecessary administrative expense and to encourage use of this plan as a long-term stockholder investment service.

                        PURCHASING STOCK UNDER THE PLAN

21. WHERE WILL THE COMMON STOCK THAT I PURCHASE UNDER THE PLAN COME FROM?

     The plan administrator will purchase stock:

     - directly from Parkway;

     - on the open market; or

     - through privately negotiated transactions.

Each month we will decide how the plan administrator will purchase common stock. We do not have to provide you with any written notice about the source of the common stock to be purchased, but you may obtain current information regarding the source of the common stock by calling Investor Relations at (601) 948-4091 or (800) 748-1667.

22. WHAT WILL BE THE PRICE OF COMMON STOCK THAT I PURCHASE UNDER THE PLAN?

     If the plan administrator purchases common stock directly from us, the price per share will be:

     - 97% of the average of the high and low sales price for our common stock as reported on the New York Stock Exchange for the five days, on which trades of our stock are reported, immediately prior to the applicable investment date. In no event, however, will the purchase price be less than 95% of the average of the high and low sales price for our common stock on the applicable investment date.

     If the plan administrator purchases common stock from parties other than us, either in the open market or in privately negotiated purchases, the price per share will be:

     - 97% of the weighted average of the actual prices, including any brokerage commissions, that the plan administrator pays for all of the shares of common stock purchased by the plan administrator for that month.

23. WHAT IS THE "INVESTMENT DATE"?

     The investment date is the date or dates on which shares of our common stock are purchased with reinvested dividends, reinvested distributions, optional cash payments, initial investments and automatic monthly investments. The investment date under the plan depends on how you purchase the shares and whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than Parkway.

     - Reinvested Dividends and Distributions: The investment date for reinvested dividends and reinvested distributions is the date or dates on which our quarterly dividends or distributions are paid if the plan administrator acquires shares directly from us. This means that if you are reinvesting dividends declared on our common stock, the investment date is the date of payment of quarterly dividends on our common stock. If you are reinvesting dividends on a particular series or class of our preferred stock, the investment date is the date of payment of dividends for that particular series or class of our preferred stock. If you are reinvesting distributions on limited partnership interests, the investment date is the date of payment of distributions for that particular series of units of limited partnership interests. If the plan administrator acquires shares from parties other than Parkway either in open market or privately negotiated purchases the investment date will be the date or dates of the actual purchases, but no later than ten business days following the date on which we paid the applicable cash dividend or distribution. The record date associated with a particular dividend is referred to in this plan as a "dividend record date."

     - Optional Cash Payments, Initial Investments and Automatic Monthly
       Investments: The investment date for optional cash payments, initial investments by non-stockholders and automatic monthly investments will be the date of payment of dividends on our common stock for months in which a dividend is paid and the last business day of the month in which dividends are not paid if the plan administrator acquires shares directly from us. If the plan administrator acquires shares from parties other than Parkway either in open market or privately negotiated purchases the investment date will be the date or dates of the actual purchases, but no later than ten business days after the end of the month.

24. WHEN WILL INVESTMENTS BE MADE UNDER THE PLAN?

     The plan administrator will credit shares of our common stock purchased with reinvested dividends or distributions to your account on the applicable investment date for that quarter. The plan administrator will credit shares to your account for optional cash investments on the next investment date after it receives your cash payment. The plan administrator must receive your payment at least two business days before the next investment date in order to invest your payment on that investment date.

     When the plan administrator makes purchases from parties other than Parkway, those purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or by negotiated transactions. The plan administrator will make these purchases on terms that it approves. Neither we nor any participant will have any power to direct the time or price at which the plan administrator will purchase shares. However, if the plan administrator purchases shares on the open market or in negotiated transactions, it will use its best efforts to purchase the shares at the lowest possible price.

25. HOW MANY SHARES OF COMMON STOCK WILL I BE PURCHASING THROUGH THE PLAN?

     The number of shares of common stock that you purchase depends on several factors including:

     - the amount of dividends or distributions you reinvest, including dividends on stock credited to your plan account;

     - the amount of any optional cash investments you make; and

     - the purchase price of the common stock on the applicable investment date.

     The plan administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the plan.

26. HOW WILL I BE NOTIFIED OF MY PURCHASES OF COMMON STOCK?

     The plan administrator will send you an account statement following each investment showing your activity and balance in your plan account. Your account statement will show the number of shares purchased and their purchase price. Your account statement will also show the total number of shares you purchased through the plan to date during the calendar year, as well as the total number of shares held in your account as of the investment date.

     The final statement for each year will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The plan administrator may charge you a fee if you request additional copies of your prior account statements.

     We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the plan, and we will send you the same information that we send to other stockholders, including quarterly reports, annual reports, notices of stockholders meetings, proxy statements, and income tax information for reporting dividends paid.

                    SELLING SHARES OF STOCK HELD IN THE PLAN

27. HOW CAN I SELL STOCK HELD IN MY PLAN ACCOUNT?

     You may sell some or all of your stock held in your plan account, even if you are withdrawing from this plan. You can sell your shares either through your broker or through the plan administrator.

     If you elect to sell through a broker, you must first request the plan administrator to send you a certificate representing the number of shares you want to sell. The plan administrator will generally process requests for certificates for your shares within five business days after it receives your request. If the plan administrator receives your request on or after a dividend record date but before the related investment date, it will process requests for certificates approximately ten business days after the investment date.

     Alternatively, you may send the plan administrator a request to sell some or all of the shares held in your plan account. You will not be able to direct the date or price at which the plan administrator sells your stock. The plan administrator will use its best efforts to make the sale in the open market within five trading days after receiving your request. After the sale you will receive the proceeds of the sale minus

     - a brokerage commission,

     - any applicable taxes, and

     - an administrative fee paid to the plan administrator per transaction.

If you contact the plan administrator toll free at (877) 588-4124, they will provide you with the current brokerage commission and administrative fee amounts in effect at the time your request for sale is made.

     The plan administrator will engage a broker to sell your shares. The plan administrator will mail you a check for the shares you sell after it receives the funds from the brokerage firm.

     If you wish to sell some or all of the shares in your plan account, you should contact the plan administrator at:

                            Harris Trust and Savings Bank
                            Dividend Reinvestment Services
                            P.O. Box A3309
                            Chicago, Illinois 60690-3309

     Please remember that if you elect to sell your stock through the plan administrator, the price of our common stock may decline during the period between your request for sale, the plan administrator's receipt of your request, and the date of the sale in the open market. The plan administrator will use its best efforts to sell your shares within five trading days after receiving your request. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request a certificate and the time the certificate is actually delivered to you.

28. WHAT HAPPENS WHEN I SELL OR TRANSFER ALL OF THE SHARES OF COMMON STOCK HELD OUTSIDE THE PLAN?

     If you sell or transfer all shares of our stock registered in your name outside your plan account, the plan administrator, until you give other instructions, will continue to reinvest the dividends on the common stock in your plan account according to your instructions on the Enrollment Authorization Form or the Direct Stock Services Initial Investment Form. You may also continue to participate in the optional cash investment feature of this plan as long as there is at least one whole share of common stock remaining in your plan account.

     If you direct the plan administrator to pay cash dividends on some of your stock and to reinvest dividends on the remaining shares, and you sell or transfer a portion of your shares, you should provide new written instructions to the plan administrator regarding payment of cash dividends and/or reinvestment of dividends. If the plan administrator does not receive new instructions, it will reinvest dividends on all shares held in the plan and will reinvest dividends on all shares participating in the plan up to the number of shares indicated on your most recent Enrollment Authorization Form or your Direct Stock Services Initial Investment Form.

     If you sell or transfer all of the shares registered in your name and all whole common stock held in your plan account, the plan administrator will mail you a cash payment representing any fractional share in your plan account upon your request or at our request.

29. WHAT HAPPENS TO A FRACTION OF A SHARE OF COMMON STOCK WHEN I WITHDRAW FROM THE PLAN OR THE PLAN IS TERMINATED?

     When you withdraw from this plan or we terminate this plan, the plan administrator will mail you a cash payment representing any fractional share of common stock upon your request or at our request. The cash payment will be based upon the market price on the date the plan administrator processes your withdrawal or termination.

                            OWNING STOCK IN THE PLAN

30. HOW WILL I BE CREDITED WITH DIVIDENDS ON STOCK HELD IN MY PLAN ACCOUNT?

     We pay dividends to all holders of record of our stock, when and as declared. The plan administrator will receive and credit plan participants with dividends for all stock you hold in the plan, including any fractional share. The plan administrator will reinvest dividends in additional shares of our common stock or distribute dividends, according to your instructions, however, dividends paid on all plan shares will be reinvested.

31. CAN I HAVE DIVIDENDS ON STOCK HELD IN THE PLAN SENT DIRECTLY TO ME?

     In general, dividends on stock held in the plan will be reinvested. If you elect the partial dividend reinvestment alternative, you will receive cash dividends on the specified number of shares registered in your name outside the plan. Participants making only optional cash investments will have all cash dividends on shares held outside the plan sent to them.

     You may withdraw from the plan by written notice to the plan administrator. When the plan administrator issues a stock certificate to you, future dividends on these shares of common stock will be treated according to the instructions on your Enrollment Authorization Form.

32. WHAT HAPPENS IF PARKWAY DECLARES A STOCK SPLIT?

     The plan administrator will add any shares resulting from a stock split, on shares you hold in your plan account, to your plan account. We will issue any shares resulting from a stock split, on stock held by you outside the plan, in the same manner as we would if you were not participating in this plan.

33. IF PARKWAY ISSUES RIGHTS TO PURCHASE SECURITIES TO THE HOLDERS OF COMMON STOCK, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

     If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the plan administrator will sell those rights relating to shares of common stock held by the plan administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not saleable or detachable, the plan administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the plan administrator, at least five business days before the record date for the rights offering, a written request that certificates for shares in your plan account be sent to you.

34.HOW WILL THE STOCK HELD UNDER THIS PLAN BE VOTED AT MEETINGS OF STOCKHOLDERS?

     If you own shares of stock registered in your name and return a properly completed and signed proxy card, the plan administrator will vote any stock held in your plan account in accordance with the instructions on your proxy card.

     If you return a properly signed proxy card or instruction form but no instructions are set forth thereon with respect to any item, all of your stock, both that registered in your name, and that credited to your plan account, will be voted in the same manner as for non-participating stockholders who return proxies and do not provide instructions with respect to that item -- that is, in accordance with the recommendation of Parkway's management. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant's stock will be voted unless the participant votes in person.

35. WILL STOCK CERTIFICATES BE ISSUED FOR COMMON STOCK PURCHASED UNDER THE PLAN?

     Normally we will not issue certificates for shares that you purchase under the plan. Your account statement will show the number of shares held in your plan account. In addition to minimizing the costs of this plan, this additional service protects against loss, theft or destruction of stock certificates.

     However, you may at any time request that the plan administrator issue a certificate for any whole number of shares of common stock, up to the number of full shares credited to your plan account. The plan administrator will generally issue certificates approximately three business days after it receives your request. If the plan administrator receives your request on or after a dividend record date and before the related investment date, it will issue certificates approximately ten business days after the related investment date. Your request must be in writing, and you should mail it to:

                            Harris Trust and Savings Bank
                            Dividend Reinvestment Services
                            P.O. Box A3309
                            Chicago, Illinois 60690-3309

     Future dividends on any shares for which you request a stock certificate will be treated according to your instructions indicated on the Enrollment Authorization Form or the Direct Stock Services Initial Investment Form. If you request certificates for less than all of the stock in your plan account, any remaining full shares and fractional share in your plan account will continue to be invested in accordance with the instructions given on your Enrollment Authorization Form or your Direct Stock Services Initial Investment Form. We retain the right to automatically withdraw you from the plan if your plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

     We will not issue certificates for fractional shares of common stock under any circumstances.

36. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     We will issue stock certificates registered in your name as it appears on your plan account.

     You may ask the plan administrator to issue certificates in names other than the plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

37. IS A SAFEKEEPING SERVICE AVAILABLE TO HOLD MY SHARES?

     Yes. The plan administrator will hold your shares in safekeeping without cost, thus eliminating the worry about certificates being lost or stolen. Your account statement will identify the number of shares of common stock you hold and the number of shares in your plan account.

     You may also transfer other shares of our stock that are registered in your name to your plan account at no cost. This eliminates the need for safekeeping of the certificates for those shares. If you send certificates to the plan administrator, please send them registered mail or certified mail, return receipt requested, properly insured, because you will bear the risk if the certificates are lost or stolen in transit. You may mail certificates to the following address:

                            Harris Trust and Savings Bank
                            Dividend Reinvestment Services
                            P.O. Box A3309
                            Chicago, Illinois 60690-3309

     When necessary, you can simply request that certificates be issued as your needs require.

38. CAN I PLEDGE SHARES IN MY PLAN ACCOUNT?

     No. You may not pledge any shares of our stock that you hold in your plan account. Any pledge of shares in a plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the plan and request that the plan administrator send you certificates for those shares.

                           IMPORTANT TAX CONSEQUENCES

39.WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     In general, if you enroll in the plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under this plan.

     You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of common stock held in your account and all other stock that you own. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. In the case of reinvested dividends used to purchase stock directly from us, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the stock that you acquire through the plan. This amount would include the amount of the cash dividends that you reinvest and the 3% discount. The value of such shares will be based on 100% of the average of the highest and lowest prices for our common stock on the New York Stock Exchange on the applicable investment date, and not on the discounted price that you will pay for shares under the plan. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

     This treatment, and the example set forth below, may vary in the case of participants who are holders of units of limited partnership interests of Parkway Properties LP and whose operating partnership distributions are being reinvested.

     For example, if you reinvest $100 in dividends and the market price of our common stock was $30 on the investment date, you would receive approximately
3.4364 shares of common stock with a fair market value on the investment date of $103.09 ($30 X 3.4364 shares) if the plan administrator purchases such shares directly from us. Accordingly, for federal income tax purposes, you would have received a distribution of $103.09, rather than the $100 amount of cash dividends. This price is assumed for illustrative purposes only and will vary with the market price of our common stock.

     The tax treatment of optional cash investments depends on whether you also participate in the automatic dividend reinvestment feature of the plan. If you make optional cash investments and you do participate in the automatic dividend reinvestment feature of the plan, you will be treated for federal income tax purposes as having received a distribution from us in an amount equal to the excess, if any, of the fair market value of the stock that you acquired through the purchase over the purchase price you paid for such stock, taking into account any discount. This distribution will be treated as a taxable dividend to you to the extent of our current and accumulated earnings and profits. For example, if you invest $100 as an optional cash investment and receive stock worth $103.09, for federal income tax purposes you will have received a dividend distribution of $3.09. Your tax basis in the common stock acquired through an optional cash investment where you do participate in the automatic dividend reinvestment feature of the plan will equal the fair market value of the stock at the investment date.

     If you make optional cash investments and do not participate in the automatic dividend reinvestment feature of the plan, you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase. The tax cost and basis of stock purchased with optional cash investments is the amount you paid for such stock.

     The holding period for stock purchased with dividends or optional cash investments begins on the day after the applicable investment date.

     Distributions with respect to your stock will be taxable as ordinary dividend income for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such stock. In the event that we designate a part or all of the amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain.

     You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange common stock. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the common stock and the tax basis for the fractional share or common stock.

     Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the plan with your own tax advisor.

     We urge you to save your account statements in order to calculate your tax basis per share of common stock. The plan administrator will charge you a fee for copies of past account statements.

40. WHAT PROVISION IS MADE FOR STOCKHOLDERS SUBJECT TO INCOME TAX WITHHOLDING?

     If you are a foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. We will have amounts withheld from dividends paid to the United States Treasury and the respective participants will be advised of the amounts withheld.

     Foreign stockholders who elect to make optional cash investments only will continue to receive cash dividends on stock registered in their names in the same manner as if they were not participating in this plan. Funds for optional cash investments must be in United States dollars and will be invested in the same way as payments from other participants.

                           OTHER IMPORTANT PROVISIONS

41. CAN PARKWAY CHANGE OR DISCONTINUE THE PLAN?

     While we currently intend to continue this plan indefinitely, we may amend, suspend, modify or terminate this plan at any time. We will send you notice of any amendment, suspension, modification or termination. The plan administrator may resign at any time upon reasonable notice to us in writing.

     We may elect and appoint at any time a new plan administrator, including ourselves, to administer this plan.

42.WHAT ARE THE RESPONSIBILITIES OF PARKWAY AND THE PLAN ADMINISTRATOR UNDER THE
   PLAN?

     Parkway and the plan administrator will not be liable for any act done in good faith or for any omission to act, in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's plan account upon the participant's death prior to receipt of notice in writing of such death.

     You should recognize that neither Parkway nor the plan administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this plan.

43. WHO INTERPRETS AND REGULATES THE PLAN?

     Any questions of interpretation arising under this plan will be determined by Parkway and any determination will be final. We may adopt rules and regulations to facilitate the administration of this plan. The terms and conditions of this plan and its operation will be governed by the laws of the State of Maryland.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of common stock purchased through this plan for general corporate purposes, including investment in new properties, capital improvements to currently owned properties and the reduction of debt.

                                    EXPERTS

     The consolidated financial statements of Parkway appearing in Parkway's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters, including the validity of the shares of our common stock offered through this plan, will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR THOSE DOCUMENTS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY OF THE PLAN...................    2

WHERE YOU CAN FIND MORE INFORMATION...    4

ABOUT PARKWAY PROPERTIES, INC.........    5

TERMS AND CONDITIONS OF THE DIVIDEND
  REINVESTMENT AND STOCK PURCHASE
  PLAN................................    6
  General Information.................    6
  Your Choices Under the Plan.........    9
  Participating in the Plan...........   12
  Purchasing Stock Under the Plan.....   14
  Selling Shares of Stock Held in the
     Plan.............................   16
  Owning Stock in the Plan............   17
  Important Tax Consequences..........   19
  Other Important Provisions..........   20

USE OF PROCEEDS.......................   21

EXPERTS...............................   21

LEGAL MATTERS.........................   21

------------------------------------------------------
------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                   1,000,000 SHARES

                                     [LOGO]

                            PARKWAY PROPERTIES, INC.

                           DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS
                              -------------------
                                           , 1999

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are set forth below (all amounts except the registration fee are estimated):

Registration fee............................................  $ 7,590
Accountants' fees and expenses..............................  $ 1,000
Legal fees and expenses.....................................  $25,000
Printing fees...............................................  $15,000
Plan Administrator Fees.....................................  $35,000
Miscellaneous...............................................  $ 1,410
                                                              -------
          Total.............................................  $85,000
                                                              =======

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Parkway Properties, Inc. ("Parkway").

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Parkway's Articles of Incorporation, as amended ("Charter"), contain a provision authorizing Parkway to indemnify, to the fullest extent permitted by Maryland law, its directors and officers, whether serving Parkway or, at its request, any other entity. Additionally, the Charter provides that to the fullest extent permitted by Maryland law, no director or officer shall be liable to Parkway or its stockholders for money damages.

     Section 2-418 of the Maryland General Corporation Law (the "Indemnification Statute"), the law of the state in which Parkway is organized, empowers a corporation, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys' fees, judgments, penalties, fines, settlements and expenses, actually and reasonably incurred by them in any suit or proceeding to which they are parties unless the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the director received an improper personal benefit or, with respect to a criminal action or proceeding, the director had no reasonable cause to believe their conduct was unlawful.

     Parkway has entered into an indemnification agreement (the "Indemnification Agreement"), with each of its directors and officers, and the Board of Directors has authorized Parkway to enter into an Indemnification Agreement with each of the future directors and officers of Parkway. The Indemnification Statute permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the Indemnification Statute authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

     The Indemnification Agreement provides that Parkway shall indemnify a director or officer who is a party to the agreement (the "Indemnitee"), if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of Parkway, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the Indemnification Statute except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without Parkway's written consent.

ITEM 16. EXHIBITS.

   5      Opinion of Jaeckle Fleischmann & Mugel, LLP as to the
          legality of the securities and interests being registered
          (filed herewith).
   8      Opinion of Jaeckle Fleischmann & Mugel, LLP as to certain
          federal income tax matters (filed herewith).
  23(a)   Consent of Jaeckle Fleischmann & Mugel, LLP (included in
          Exhibits 5 and 8).
    (b)   Consent of Ernst & Young LLP (filed herewith).
  24      Powers of Attorney (included on the signature page of this
          Registration Statement).
  99(a)   Form of Enrollment Authorization Form (filed herewith).
    (b)   Form of Direct Stock Services Initial Investment Form (filed herewith).

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, the State of Mississippi on December 14, 1999.

                                          PARKWAY PROPERTIES, INC.

                                          By: /s/ STEVEN G. ROGERS
                                            ------------------------------------
                                            Steven G. Rogers
                                            President and Chief Executive
                                              Officer

                               POWERS OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Steven G. Rogers or Leland R. Speed his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

              SIGNATURE                                  TITLE                         DATE
              ---------                                  -----                         ----
/s/ LELAND R. SPEED                       Chairman                               December 14, 1999
--------------------------------------
Leland R. Speed

/s/ STEVEN G. ROGERS                      Director, Chief Executive Officer      December 14, 1999
--------------------------------------    and President
Steven G. Rogers

/s/ SARAH P. CLARK                        Senior Vice President and Secretary    December 14, 1999
--------------------------------------    (Principal Financial Officer)
Sarah P. Clark

                                          Director                               , 1999
--------------------------------------
Daniel C. Arnold

/s/ ROGER P. FRIOU                        Director                               December 14, 1999
--------------------------------------
Roger P. Friou

/s/ MARTIN L. GARCIA                      Director                               December 14, 1999
--------------------------------------
Martin L. Garcia

/s/ MICHAEL J. LIPSEY                     Director                               December 14, 1999
--------------------------------------
Michael J. Lipsey

/s/ JOE F. LYNCH                          Director                               December 14, 1999
--------------------------------------
Joe F. Lynch

/s/ HERBERT MAGRUDER                      Director                               December 14, 1999
--------------------------------------
Herbert Magruder

/s/ W. LINCOLN MOSSOP, JR.                Director                               December 14, 1999
--------------------------------------
W. Lincoln Mossop, Jr.

                                 EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     5         Opinion of Jaeckle Fleischmann & Mugel, LLP as to the
               legality of the securities and interests being registered.
     8         Opinion of Jaeckle, Fleischmann & Mugel, LLP as to certain federal income tax matters.
    23(a)      Consent of Jaeckle, Fleischmann & Mugel, LLP (included in
               Exhibits 5 and 8).
      (b)      Consent of Ernst & Young LLP.
    24         Powers of Attorney (included on the signature page of this
               Registration Statement).
    99(a)      Form of Enrollment Authorization Form.
      (b)      Form of Direct Stock Services Initial Investment Form.